FOR IMMEDIATE RELEASE

Golden Telecom Announces Revised Financial Guidance for 2004

MOSCOW, Russia (February 8, 2005) Golden Telecom, Inc. (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), announces a revision of its financial guidance given previously for the fiscal year 2004 ending on December 31, 2004.

The previous 2004 operating income guidance of $105 to $110 million has been reduced to approximately $94 million due to, among other things, the following significant items:

•	An increase in costs of sales primarily related to an unexpected increase in interconnect tariff rates levied by the incumbent operator and an increase in traffic settlement charges;

•	Unanticipated expenses associated with the December 1st legal merger and integration of Comincom and Combellga including expense charges related to non-recoverable value-added taxes (VAT) and payroll and asset taxes directly related to the legal merger;

•	An increase in selling, general and administrative expenses resulting principally from reserves and write-offs of unrecoverable VAT in certain subsidiaries, growth in asset taxes, increase in costs related to seasonal increases in temporary staffing and advertising costs, and costs associated with new senior management recruitment and employment; and

- Additional expenses associated with Sarbanes-Oxley compliance.

The previous 2004 revenue, depreciation and amortization, and capital expenditures guidance remains unchanged. Additionally, after payment of the fourth quarter cash dividend of $0.20 per share was paid to common shareholders on December 30, 2004, Golden Telecom’s cash and cash equivalents balance at year-end December 31, 2004 was approximately $53 million. In 2004, Golden Telecom paid four quarterly dividends to common shareholders totaling $0.80 per share for a total of $29 million.

“Our short-term results were impacted by the continuing legal and accounting integration of acquired companies including Comincom and Combellga, our largest acquisitions to date, US compliance costs, and other expenses associated with our significant increase in revenue,” said Alexander Vinogradov, Chief Executive Officer and President. He added that, “despite continuing pricing pressure from the incumbent operator, our overall business remains strong, we continue to be excited about the progress we are making in our various business segments, and we continue to be confident and focused on our long-term growth strategies.”

Senior Vice-President and Chief Financial Officer, Brian Rich, commented that, “Though any downward revision of guidance is disappointing, we clearly recognize that 2004 was a transition year for Golden Telecom. In our November 2004 guidance, we attempted to forecast and account for all revenue and expenses associated with fiscal year and the fourth quarter; however, in the case of the legal and operational integration of acquired assets, our operating results could only be definitively quantified after the end of the reporting period. That being said, even during this year of transition we generated strong and impressive revenues, cash flow, and net income. We certainly look forward to this continued performance in 2005.”

There will be no conference call associated with this press release. Golden Telecom will release fiscal year 2004 results in March 2005, and details will be forthcoming.

About Golden Telecom (www.goldentelecom.com)

Golden Telecom, Inc., NASDAQ: “GLDN” is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers competitive local exchange carrier services using its overlay network in Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, and Krasnoyarsk; data and long-distance services using a fiber optic and satellite-based network – including approximately 200 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its ROL portal; and mobile services.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include the progress we expect in our various business segments, our expected long-term growth strategies, and our continued strong performance in 2005. It is important to note that such statements involve risks and uncertainties that could cause our actual results and outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that our business units do not develop in the manner we expect, our long-term growth strategies are not realized, or that our 2004 and 2005 financial performance does not generate results as expected. Other risks and uncertainties include political, economic, and regulatory developments in Russia, Ukraine, Kazakhstan, and Uzbekistan, and increasing competition that may limit growth opportunities.

Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly reports on Form 10-Q, current reports on Form 8-K filed during 2004 and 2005, and the Company’s annual report on Form 10-K for the year ended December 31, 2003.

For additional information please contact:

Public Relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Ranjit Singh
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com